Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements (and any amendments thereto) of IAC/InterActiveCorp of our report dated February 28, 2017 (except for Notes 1, 2, 5, 14, 22 and 24, as to which the date is July 18, 2017), with respect to the consolidated financial statements and schedule of IAC/InterActiveCorp for the year ended December 31, 2016, included in this Current Report (Form 8-K).

COMMISSION FILE NO.:
Form S-8, No. 333-127410
Form S-8, No. 333-127411
Form S-4, No. 333-124303
Form S-8, No. 333-146940
Form S-8, No. 333-154875
Form S-8, No. 333-174538
Form S-8, No. 333-192186

/s/ ERNST & YOUNG LLP

New York, New York
July 18, 2017